EXHIBIT 3.1
SPECIMEN

STATS CHIPPAC LTD. FORMERLY KNOWN AS
ST Assembly Test Services Ltd
(Incorporated in the Republic of Singapore under the Companies Act, Chapter 50)
Registered Office: No 5 Yishun-Street 23 Singapore 768442
COMPANY REGISTRATION NO. 199407932D

THE AMOUNT PAID ON THE SHARES IS RECORDED IN THE RETURN(S) OF ALLOTMENT LODGED PURSUANT TO SECTION 63 OF THE COMPANIES ACT, CHAPTER 50 OR THE CORRESPONDING SECTION IN ANY PREVIOUS WRITTEN LAW RELATING TO COMPANIES. THE SHARES ARE FULLY-PAID.
No. of Shares

Certificate No.

Account No.

This is to certify that	THE CENTRAL DEPOSITORY (PTE) LIMITED
4 SHENTON WAY
#02-01 SGX CENTRE 2
SINGAPORE 068807
is/are the Registered Shareholder(s) of
Ordinary Shares ~~of S$0.25 each~~, fully paid, in ~~ST ASSEMBLY TEST SERVICES LTD.~~ STATS CHIPPAC LTD.
subject to the provisions of the Memorandum and Articles of Association of the Company.
Given under the Share Seal of the Company on

Note:	No transfer of any portion of shares comprised in this Certificate will be registered unless this Certificate is delivered to the Registrar, M & C Services Private Limited, 138 ROBINSON ROAD #17-00, THE CORPORATE OFFICE, SINGAPORE 068906